Exhibit 3.1	Certificate of Designation of Series A 7% Convertible Voting Preferred Stock.

*150101*

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1	Filed in the office of	Document Number
Carson City, Nevada 39701-4520		20130786971-74
(776) 684-5708		Filing Date and Time
Website: www.nysna.gov	Ross Miller	12/02/2013 1:10 PM
	Secretary of State	Entity Number
	State of Nevada	E0209982005-6
Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:
DUMA ENERGY CORP.

2. By resolution of the board of directors pursuant to a provision In the articles of Incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.
See attached Designation certificate of SERIES A 7% CONVERTIBLE VOTING PREFERRED STOCK

3. Effective date of filing: (optional)
(must not be later than 9O days after the certificate is filed)

4. Signature: (required)

Signature of Officer

Filling Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation
Revised: 3-8-09

DUMA ENERGY CORP.

A Nevada Corporation

Designation Certificate

of

SERIES A 7% CONVERTIBLE VOTING PREFERRED STOCK

WHEREAS, the Articles of Incorporation of DUMA ENERGY CORP.,  a Nevada corporation (the “Corporation”) at Article 8(iii) vests in the Board of Directors of the Corporation the authority to fix and determine designations, preferences, privileges, rights and powers and relative, participating, optional, or other special rights, qualifications, limitations, or restrictions on the capital stock of the Corporation,

RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, the Series A 7% Convertible Voting Preferred Stock, with a stated value of $400.00 per share (the "Preferred Stock"), is hereby authorized and created, said series to consist of up to 10,000 shares out of the authorized stock of the Corporation.  The voting powers, preferences, privileges, rights, and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof shall be as follows:

1.	DIVIDENDS ON PREFERRED STOCK.

The holders of Preferred Stock shall be entitled to receive out of funds legally available therefor, dividends at the rate of seven percent (7%) per year in cash, payable in arrears.  Any dividend payment that is missed shall be cumulative.  Dividends accrued and unpaid shall be based on a 365 day year.

2.	CONVERSION OF PREFERRED STOCK INTO COMMON STOCK.

(a)          Each holder of shares of Preferred Stock may, at his option and at any time and from time to time, convert any or all such shares, plus all dividends accrued and unpaid on such Preferred Stock up to the conversion date, on the terms and conditions set forth in this Section 2, into fully paid and non-assessable shares of the Corporation's Common Stock.  The conversion price of shares of Common Stock is $2.00 per share of common stock.

(b)	Conversion Procedure.

(i) Conversion of Preferred Stock.  To exercise the Preferred Stock conversion privilege, the holder of any shares of Preferred Stock shall surrender to the Corporation during regular business hours at the principal executive offices of the Corporation or at such other place as may be designated by the Corporation from time to time, the certificate or certificates for the Preferred Stock to be converted, duly endorsed for transfer to the Corporation accompanied by written notice stating that the holder irrevocably elects to convert such shares.  Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date."  Within five (5) business days after the date on which such delivery is made, the Corporation shall issue and send (with receipt to be acknowledged by the holder) to the holder thereof, at the address designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which the holder is entitled as a result of such conversion, and cash with respect to any fractional interest of a share based on a deemed per share value of common stock of $2.00 per share of Common Stock as provided in paragraph (c) of this Section 2.  The holder shall be deemed to have become a stockholder of record of the number of shares of Common Stock into which the shares of Preferred Stock have been converted on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record of such shares on the next succeeding date on which the transfer books are open.  Upon conversion of only a portion of the number of shares of Preferred Stock represented by a certificate or certificates surrendered for conversion, the Corporation shall within three (3) business days after the date on which such delivery is made, issue and send (with receipt to be acknowledged by the holder) to the holder thereof, at the address designated by such holder, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate or certificates so surrendered.

(ii)            Conversion of dividends accrued and unpaid.  To exercise his conversion privilege for dividends accrued and unpaid, the holder of any shares of Preferred Stock shall deliver a notice to the Corporation during regular business hours at the principal executive offices of the Corporation or at such other place as may be designated by the Corporation from time to time, stating the dollar amount of dividends accrued and unpaid for his Preferred Stock accompanied by written notice stating that the holder irrevocably elects to convert such dividends accrued and unpaid.  Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date."  Within five (5) business days after the date on which such delivery is made, the Corporation shall issue and send (with receipt to be acknowledged) to the holder thereof, at the address designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which the holder is entitled as a result of such conversion, and cash with respect to any fractional interest of a share based on a deemed per share value of common stock of $1.00 per share of Common Stock as provided in paragraph (c)(i) and (ii) of this Section 2.  The holder shall be deemed to have become a stockholder of record of the number of shares of Common Stock into which the dividends accrued and unpaid have been converted on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record of such shares on the next succeeding date on which the transfer books are open.

(c)           No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Preferred Stock or the dividends accrued and unpaid.  If more than one share of Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.  Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Preferred Stock or upon the conversion of dividends accrued and unpaid, the Corporation shall make a cash payment to the holder based on the deemed per share value of common stock of $2.00 per share of Common Stock.

(d)           The Corporation shall at all times reserve for issuance and maintain available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Preferred Stock from time to time outstanding.  The Corporation shall from time to time (subject to obtaining necessary director and stockholder action), in accordance with the laws of the State of Nevada, increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Preferred Stock at the time outstanding and any dividends accrued and unpaid.

(e)           If any shares of Common Stock to be reserved for the purpose of conversion of shares of Preferred Stock require by law registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, including registration under the Securities Act of 1933, as amended, and appropriate state securities laws, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible meet such registration, listing or approval, as the case may be.

(f)            All shares of Common Stock which may be issued upon conversion of the shares of Preferred Stock or dividends accrued and unpaid will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

(g)           The Conversion Price in effect for Preferred Stock and the dividends accrued and unpaid shall be subject to adjustment from time to time as follows:

(i)            Stock Splits, Dividends and Combinations.  In the event that the Corporation shall at any time subdivide the outstanding shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision or the issuance of such subdivision shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision.

(ii)           Non-Cash Dividends, Stock Purchase Rights, Capital Reorganization and Dissolutions.  In the event:

(A)           that the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend, or any other distribution, payable otherwise than in cash; or

(B)            that the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or other securities, or to receive any other rights; or

(C)            of any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another corporation, share exchange for all outstanding shares of Common Stock under a plan of exchange to which the Corporation is a party, or conveyance of all or substantially all of the assets of the Corporation to another corporation; or

(D)            of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, and in any such case, the Corporation shall cause to be mailed to the holders of record of the outstanding Preferred Stock, at least 10 days prior to the date hereinafter specified, a notice stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, share exchange, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of Corporation securities of record shall be entitled to exchange their shares of Corporation securities for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, share exchange, conveyance, dissolution, liquidation or winding up.

3.	VOTING. The shares of Preferred Stock vote their common stock equivalent voting power.

4.	LIQUIDATION RIGHTS.

(a)           In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to receive out of assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock, an amount equal to $400.00 per share, plus accumulated and unpaid dividends thereon to the date fixed for distribution ("Liquidation Amount").

(b)          A consolidation or merger of the Corporation (in the event that the Corporation is not the surviving entity) or sale of all or substantially all of the Corporation's assets shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 4.  In the event of such a liquidation as contemplated by this Section 4(b), the holders of Preferred Stock shall be entitled to receive an amount equal to the greater of the Liquidation Amount or that which such holders would have received if they had converted their Preferred Stock into Common Stock immediately prior to such liquidation or winding up (without giving effect to the liquidation preference of or any dividends on any other capital stock ranking prior to the Common Stock).

(c)          In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation which involves the distribution of assets other than cash, the Corporation shall promptly engage competent independent appraisers to determine the value of the assets to be distributed to the holders of shares of Preferred Stock and the holders of shares of Common Stock.  The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Preferred Stock of the appraiser's valuation.

5.	OTHER MATTERS.

The Corporation may create, authorize or issue shares of any class or series of stock, or any security convertible into such class or series ranking senior to, junior to, or on parity with the Preferred Stock as to payment of dividends or as distributions in the event of a liquidation, dissolution or winding up of the Corporation.